Exhibit 11.1


                      COMPETITIVE TECHNOLOGIES, INC.
               Schedule of Computation of Earnings Per Share
                                (Unaudited)





                                                 Year ended July 31,
                                       2003            2002        2001

Net income (loss) applicable to
common stock:
   Basic and diluted               $(1,935,301)    $(4,016,428)  $(2,500,749)

  Weighted average common
  shares outstanding                 6,182,657       6,148,022     6,135,486
  Adjustment for assumed exercise
  of stock options and warrants         28,744*          5,093*       40,802*

  Weighted average number of common
  shares outstanding and dilutive
  securities                         6,211,401       6,153,115     6,176,288


Net income (loss) per share of
common stock:
   Basic and diluted               $     (0.31)    $     (0.65)  $     (0.41)


* Anti-dilutive.




These calculations are submitted in accordance with Regulation S-K Item 601
(b) (11) which differ from the requirements of paragraph 13 of Statement of Financial Accounting Standards No.128 because they produce an anti-dilutive result.